UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2005

CELLSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1730 Briercroft Court, Carrollton, Texas 75006
(Address of principal executive offices, including zip code)

(972)466-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Effective December 15, 2005, CellStar Corporation (the "Company") obtained consent (the "Consent") from the lenders under its domestic revolving credit facility (the "Facility") to permit CellStar, Ltd., the Company's US operating subsidiary, to sell the Company's corporate headquarters (the "Sale") located at 1730 Briercroft Court, Carrolton, Texas. The lenders also agreed to waive certain restrictions contained in the loan agreement to the extent necessary to consummate the sale, so long as the following conditions are satisfied: (i) after giving effect to the Consent, no default or event of default, as such term is defined in the loan agreement, exists at the time of the consummation of the Sale; (ii) the proceeds received by CellStar, Ltd. for the Sale shall be not less than $1,900,000 in cash (less reasonable fees, costs and expenses incurred), (iii) the net cash proceeds received by CellStar Ltd. shall be immediately used to prepay the outstanding advances under the loan agreement, and (iv) the Sale shall be consummated pursuant to the terms and conditions contained in the purchase agreement provided to the lenders.

The Waiver was executed by Wells Fargo Foothill, Inc., as agent and a lender, Fleet Capital Corporation and Textron Financial Corporation, as lenders, and the Company and certain of its subsidiaries as borrowers, including CellStar, Ltd., National Auto Center, Inc., CellStar Financo, Inc., CellStar International Corporation/SA, CellStar Fulfillment, Inc., CellStar International Corporation/Asia, Audiomex Export Corp., NAC Holdings, Inc., CellStar Global Satellite Services, Ltd., and CellStar Fulfillment Ltd.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

10.1 Consent, dated as of December 15, 2005, by and among CellStar Corporation and each of CellStar Corporation's subsidiaries signatory thereto, as Borrowers, the lenders signatory thereto, as Lenders, and Wells Fargo Foothill, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLSTAR CORPORATION

Date: December 21, 2005	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1
Consent, dated as of December 15, 2005, by and among CellStar Corporation and each of CellStar Corporation's subsidiaries signatory thereto, as Borrowers, the lenders signatory thereto, as Lenders, and Wells Fargo Foothill, Inc.